POWER OF ATTORNEY

           KNOW ALL BY THESE PRESENTS, that George W. Belsey, whose signature appears below, constitutes and appoints Cynthia A. Merriam and Peter H. Schwartz, and each of them, each with full powers of substitution, as attorneys-in-fact and agents for the undersigned solely for the purpose of executing reports required under Section 13 and 16 of the Securities and Exchange Act of 1934, and filing the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, thereby ratifying and confirming all that said attorneys-in-fact have done or caused to be done, or may do or cause to be done, by virtue hereof.

           The undersigned further agrees to indemnify and hold harmless each appointee against any liability for any actions performed by that appointee in good faith on behalf of the undersigned pursuant to this power of attorney.

           This power of attorney does not revoke any prior power of attorney appointing other individuals for the purpose of executing reports required under Section 13 and 16 of the Securities and Exchange Act of 1934.

           This power of attorney shall remain in effect until revoked by a subsequent written instrument.

           Dated: June 11, 2003

/s/ BELSEY GEORGE W

Signature

BELSEY GEORGE W

Print Name

06/11/2003

Date